                                                                   EXHIBIT 10.40

                                                               EXECUTION VERSION

================================================================================

                                CREDIT AGREEMENT

                         Dated as of September 30, 2002

                                      among

                              McKESSON CORPORATION,

                             BANK OF AMERICA, N.A.,
                            as Administrative Agent,

                              JPMORGAN CHASE BANK,
                              as Syndication Agent,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                             as Documentation Agent,

                                  BANK ONE, NA,
                             as Documentation Agent,

                                       and

                         The Other Lenders Party Hereto

                         BANC OF AMERICA SECURITIES LLC,
                                       as
                    Sole Lead Arranger and Sole Book Manager

================================================================================

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
-------                                                                                                        ----
Article  I.       DEFINITIONS AND ACCOUNTING TERMS........................................................       1

         1.01     Defined Terms...........................................................................       1

         1.02     Other Interpretive Provisions...........................................................      15

         1.03     Accounting Terms........................................................................      15

         1.04     Rounding................................................................................      15

         1.05     References to Agreements and Laws.......................................................      16

         1.06     Times of Day............................................................................      16

Article  II.      THE COMMITMENTS AND CREDIT EXTENSIONS...................................................      16

         2.01     Committed Loans.........................................................................      16

         2.02     Borrowings, Conversions and Continuations of Committed Loans............................      16

         2.03     Prepayments.............................................................................      17

         2.04     Termination or Reduction of Commitments.................................................      18

         2.05     Repayment of Loans......................................................................      18

         2.06     Interest................................................................................      18

         2.07     Fees....................................................................................      19

         2.08     Computation of Interest and Fees........................................................      20

         2.09     Evidence of Debt........................................................................      20

         2.10     Payments Generally......................................................................      20

         2.11     Sharing of Payments.....................................................................      22

         2.12     Increase in Commitments.................................................................      23

         2.13     Conversion of Loans to Term Loans.......................................................      24

Article  III.     TAXES, YIELD PROTECTION AND ILLEGALITY..................................................      25

         3.01     Taxes...................................................................................      25

         3.02     Illegality..............................................................................      26

         3.03     Inability to Determine Rates............................................................      26

         3.04     Increased Cost and Reduced Return; Capital Adequacy.....................................      27

         3.05     Funding Losses..........................................................................      27

         3.06     Matters Applicable to all Requests for Compensation.....................................      28

         3.07     Survival................................................................................      28

Article  IV.      CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...............................................      28

         4.01     Conditions of Initial Credit Extension..................................................      28

         4.02     Conditions to all Credit Extensions.....................................................      30

Article  V.       REPRESENTATIONS AND WARRANTIES..........................................................      30

         5.01     Corporate Existence and Power...........................................................      30

         5.02     Corporate Authorization; No Contravention...............................................      31

         5.03     Governmental Authorization..............................................................      31

         5.04     Binding Effect..........................................................................      31

         5.05     Litigation..............................................................................      31

         5.06     No Default..............................................................................      32

         5.07     Use of Proceeds; Margin Regulations.....................................................      32

         5.08     Financial Condition.....................................................................      32

         5.09     Regulated Entities......................................................................      33

         5.10     No Burdensome Restrictions..............................................................      33

         5.11     Subsidiaries and Certain Liens As of the Closing Date...................................      33

         5.12     Disclosed Matters.......................................................................      33

Article  VI.      AFFIRMATIVE COVENANTS...................................................................      33

         6.01     Financial Statements....................................................................      33

         6.02     Certificates; Other Information.........................................................      34

         6.03     Notices.................................................................................      35

         6.04     Preservation of Existence, Etc..........................................................      36

         6.05     Maintenance of Insurance................................................................      36

         6.06     Payment of Taxes........................................................................      36

         6.07     Compliance with Laws....................................................................      36

         6.08     Books and Records.......................................................................      36

         6.09     Inspection Rights.......................................................................      36

         6.10     Use of Proceeds.........................................................................      37

Article  VII.     NEGATIVE COVENANTS......................................................................      37

         7.01     Liens...................................................................................      37

         7.02     Consolidations and Mergers..............................................................      38

         7.03     Use of Proceeds.........................................................................      38

         7.04     Maximum Debt to Capitalization Ratio....................................................      39

         7.05     Swap Contracts..........................................................................      39

Article  VIII.    EVENTS OF DEFAULT AND REMEDIES..........................................................      39

         8.01     Events of Default.......................................................................      39

         8.02     Remedies Upon Event of Default..........................................................      40

         8.03     Application of Funds....................................................................      41

Article  IX.      ADMINISTRATIVE AGENT....................................................................      42

         9.01     Appointment and Authorization of Administrative Agent...................................      42

         9.02     Delegation of Duties....................................................................      42

         9.03     Liability of Administrative Agent.......................................................      42

         9.04     Reliance by Administrative Agent........................................................      42

         9.05     Notice of Default.......................................................................      43

         9.06     Credit Decision; Disclosure of Information by Administrative Agent......................      43

         9.07     Indemnification of Administrative Agent.................................................      44

         9.08     Administrative Agent in Its Individual Capacity.........................................      44

         9.09     Successor Administrative Agent..........................................................      45

         9.10     Administrative Agent May File Proofs of Claim...........................................      45

         9.11     Other Agents; Arrangers and Managers....................................................      46

Article  X.       MISCELLANEOUS...........................................................................      46

        10.01     Amendments, Etc.........................................................................      46

        10.02     Notices and Other Communications; Facsimile Copies......................................      47

        10.03     No Waiver; Cumulative Remedies..........................................................      48

        10.04     Attorney Costs, Expenses and Taxes......................................................      48

        10.05     Indemnification by the Company..........................................................      49

        10.06     Payments Set Aside......................................................................      49

        10.07     Successors and Assigns..................................................................      50

        10.08     Confidentiality.........................................................................      53

        10.09     Set-off.................................................................................      54

        10.10     Interest Rate Limitation................................................................      54

        10.11     Counterparts............................................................................      54

        10.12     Integration.............................................................................      54

        10.13     Survival of Representations and Warranties..............................................      55

        10.14     Severability............................................................................      55

        10.15     Tax Forms...............................................................................      55

        10.16     Replacement of Lenders..................................................................      57

        10.17     Governing Law...........................................................................      57

        10.18     Waiver of Right to Trial by Jury........................................................      58

SCHEDULES

          2.01    Commitments and Pro Rata Shares
          5.11    Subsidiaries and Indebtedness Secured by Liens
         10.02    Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS
                  FORM OF

         A        Committed Loan Notice
         B        Note
         C        Opinion Matters
         D        Compliance Certificate
         E        Assignment and Assumption

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT ("Agreement") is entered into as of September 30, 2002, among McKESSON CORPORATION, a Delaware corporation (the "Company"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender") and BANK OF AMERICA, N.A., as Administrative Agent.

         The Company has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

         "Administrative Agent" means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

         "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Company and the Lenders.

         "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

         "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

         "Agent-Related Persons" means the Administrative Agent and any successor agent arising under Section 9.09, together with their respective Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "Aggregate Commitments" means the aggregate Commitments of all the Lenders.

         "Agreement" means this Credit Agreement.

         "Applicable Maturity Date" means, in the case of Revolving Loans, the Revolving Loan Maturity Date and, in the case of Term Loans, the Term Loan Maturity Date.

         "Applicable Rate" means, from time to time, the rate, expressed in basis points per annum, corresponding to the applicable Debt Rating as set forth below:

                DEBT RATINGS
PRICING             S&P/               FACILITY       EURODOLLAR
 LEVEL            MOODY'S                 FEE           RATE +          BASE RATE +
--------------------------------------------------------------------------------------
   1          A/A2 or higher                8              42               0
   2          A-/A3                         9              46               0
   3          BBB+/Baa1                    11            51.5               0
   4          BBB/Baa2                   12.5            62.5               0
   5          BBB-/Baa3                  17.5            82.5               0
   6          less than BBB-/Baa3        22.5           102.5               0

                  "Debt Rating" means, as of any date of determination, the ratings as determined by S&P and Moody's (collectively, the "Debt Ratings") of the Company's non-credit-enhanced, senior unsecured long-term debt; provided that, if the Debt Ratings result in two different Pricing Levels, the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 6 being the lowest), unless there is a split in Debt Ratings of more than one level, in which case the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

         "Applicable Term Loan Margin" means, from time to time, (i) 25.0 basis points per annum at any time the Debt Rating is BBB/Baa2 or higher and (ii) 37.5 basis points per annum at any time the Debt Rating is lower than BBB/Baa2, in each case as determined in accordance with the definition of "Applicable Rate," including in the event of a split in the Debt Ratings.

         "Arranger" means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

         "Assignment and Assumption" means an Assignment and Assumption substantially in the form of Exhibit E.

         "Attorney Costs" means and includes all fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel; provided that no fees, expenses or disbursements shall qualify as Attorney Costs unless written evidence substantiating such fees, expenses and disbursements is available to the Company upon request.

         "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

         "Audited Financial Statements" means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended March 31, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

         "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to
Section 8.02.

         "Bank of America" means Bank of America, N.A. and its successors.

         "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." The "prime rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

         "Base Rate Committed Loan" means a Committed Loan that is a Base Rate Loan.

         "Base Rate Loan" means a Loan that bears interest based on the Base
Rate.

         "Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01 or
Section 2.13.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Charlotte, North Carolina or San Francisco, California and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

         "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

         "Code" means the Internal Revenue Code of 1986.

         "Commitment" means, as to each Lender, its obligation to make Revolving Loans to the Company pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement; provided that if the Term Loans are made, "Commitment" means the Lender's Pro Rata Share of the aggregate principal amount of Term Loans outstanding on such date. The Commitment for any Lender that has an Affiliate is a single value for such Lender and its Affiliate taken together.

         "Committed Loan" means a Revolving Loan or, to the extent any are made pursuant to Section 2.13, a Term Loan.

         "Committed Loan Notice" means a notice of (a) (i) a Borrowing, (ii) a conversion of Committed Loans from one Type to the other, (iii) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), or (b) a request for Term Loans, pursuant to Section 2.13(b), which, if in writing, shall be substantially in the form of Exhibit A.

         "Company" has the meaning specified in the introductory clause hereto.

          "Compliance Certificate" means a certificate substantially in the form of Exhibit D.

         "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control" has the meaning specified in the definition of "Affiliate."

         "Credit Extension" means a Borrowing.

         "Debt Rating" has the meaning set forth in the definition of "Applicable Rate."

         "Debtor Relief Laws" means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

         "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

         "Default Rate" means an interest rate equal to (a) the Base Rate plus
(b) the Applicable Rate and, with respect to any Term Loan, the Applicable Term Loan Margin, applicable to Base Rate Loans plus (c) 1% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and, with respect to any Term Loan, the Applicable Term Loan Margin) otherwise applicable to such Loan plus 1% per annum, in each case to the fullest extent permitted by applicable Laws.

         "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

         "Disclosed Matters" means (i) those matters described in the Company's press release dated April 28, 1999 (the "Press Release"), (ii) litigation which
(A) is related to the matters disclosed in the Press Release and (B) has been disclosed to the Administrative Agent and the Lenders prior to the Closing Date, and (iii) other matters related to the matters disclosed in the Press Release which have been publicly disclosed by the Company in its filings with the SEC prior to the Closing Date.

         "Dollar" and "$" mean lawful money of the United States.

         "Eligible Assignee" has the meaning specified in Section 10.07(g).

         "Environmental Laws" means any and all Federal, state, municipal, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

         "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

         "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

         "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

                                                 Eurodollar Base Rate
                     Eurodollar Rate  =   ------------------------------------
                                          1.00 - Eurodollar Reserve Percentage
                  Where,

                  "Eurodollar Base Rate" means, for such Interest Period:

                  (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "Eurodollar Reserve Percentage" means, for any day during any Interest Period the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Eurodollar Rate Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

         "Event of Default" has the meaning specified in Section 8.01.

         "Existing Credit Agreements" means (a) that certain Credit Agreement, dated as of November 10, 1998, among the Company, Medis Health and Pharmaceutical Services, Inc. (now known as McKesson Canada Corporation), Bank of America, as agent, Bank of America Canada, as Canadian administrative agent, and the lenders party thereto as amended to date and (b) that certain Credit Agreement, dated as of October 22, 1999, among the Company, Bank of America, as agent, and the lenders party thereto, as amended.

         "Exposure" means (a) prior to the termination of the Commitment, such Lender's Commitment and (b) after the termination of the Commitment, the Total Outstandings for such Lender.

         "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the weighted average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

         "Fee Letter" means the letter agreement, dated August 28, 2002, among the Company, the Administrative Agent and the Arranger.

         "Foreign Lender" has the meaning specified in Section 10.15(a)(i).

         "FRB" means the Board of Governors of the Federal Reserve System of the United States.

         "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Granting Lender" has the meaning specified in Section 10.07(h).

         "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

         "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following:

                  (a)      all obligations of such Person for borrowed money;

                  (b) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

                  (c) all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments;

                  (d) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

                  (e)      capital leases and Synthetic Lease Obligations;

                  (f)      net obligations of such Person under any Swap
         Contract;

                  (g) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); and

                  (h)      all indebtedness referred to in clauses (a) through
         (g) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

         "Indemnified Liabilities" has the meaning set forth in Section 10.05.

         "Indemnitees" has the meaning set forth in Section 10.05.

         "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code of the United States.

         "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Applicable Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, (i) the fifth Business Day following the end of each calendar quarter and (ii) the Applicable Maturity Date.

         "Interest Period" means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

                  (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

                  (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

                  (iii)    no Interest Period for any Loan shall extend beyond
         (A) in the case of Loans made pursuant to Section 2.01, until a Committed Loan Notice has been received by the Administrative Agent in accordance with Section 2.13(b), the Revolving Loan Maturity Date; provided that once such Committed Loan Notice has been received by the Administrative Agent in accordance with Section 2.13(b), the limitation in subpart (B) of this paragraph shall apply to Loans made pursuant to
         Section 2.01, and (B) the Term Loan Maturity Date, in the case of the Term Loans.

         "IRS" means the United States Internal Revenue Service.

         "Laws" means, collectively, all international, foreign, Federal, state, municipal and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

         "Lender" has the meaning specified in the introductory paragraph hereto.

         "Lending Office" means, as to any Lender, the office or offices of such Lender described as its "Lending Office" or "Eurodollar Lending Office," as the case may be, in such Lender's Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

         "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease or the sale of accounts receivable).

         "Loan" means an extension of credit by a Lender to the Company under
Article II in the form of a Committed Loan.

         "Loan Documents" means this Agreement, any Notes, the Fee Letter and all other documents delivered to the Administrative Agent or any Lender in connection herewith.

         "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

         "Master Agreement" has the meaning set forth in the definition of "Swap Contract."

         "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or any Material Subsidiary; (b) a material impairment of the ability of the Company to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document to which it is a party.

         "Material Subsidiary" means, at any time, any Subsidiary having at such time 10% or more of the Company's consolidated total (gross) revenues for the preceding four fiscal quarter period, as of the last day of the preceding fiscal quarter based upon the Company's most recent annual or quarterly financial statements delivered to the Administrative Agent under Section 6.01.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Net Worth" means the sum of the capital stock and additional paid in capital plus retained earnings (or minus accumulated deficits) of the Company and its Subsidiaries determined on a consolidated basis in conformity with GAAP on such date.

         "Note" means a promissory note executed by the Company in favor of a Lender pursuant to Section 2.09, substantially in the form of Exhibit B.

         "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

         "Organization Documents" means, with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction).

         "Other Taxes" has the meaning specified in Section 3.01(b).

          "Outstanding Amount" means on any date, the aggregate outstanding principal amount of Committed Loans outstanding after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

         "Participant" has the meaning specified in Section 10.07(d).

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the

Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

         "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

         "Press Release" has the meaning specified in the definition of "Disclosed Matters" set forth herein.

         "Pro Rata Share" means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

         "Proceedings" has the meaning set forth in Section 6.03(c).

         "Register" has the meaning set forth in Section 10.07(c).

         "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

         "Required Lenders" means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination, decree or order of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject, including but not limited to any Environmental Law.

         "Responsible Officer" means the chief executive officer, president, chief financial officer, corporate vice president or the treasurer of the Company. Any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Company and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Company.

         "Revolving Loan Maturity Date" means September 29, 2003.

         "Revolving Loan" means a Loan made pursuant to Section 2.01.

         "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

         "SPC" has the meaning specified in Section 10.07(h).

         "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company, unlimited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Company.

         "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

         "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

         "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

         "Taxes" has the meaning specified in Section 3.01(a).

          "Term Loans" has the meaning specified in Section 2.13.

         "Term Loan Maturity Date" means September 27, 2004.

         "Three-Year Credit Facility" means that certain Credit Agreement dated as of September 30, 2002, by and among the Company, McKesson Canada Corporation, Bank of America, as administrative agent, Bank of America (acting through its Canadian branch), as Canadian administrative agent, Wachovia Bank, National Association, as L/C Issuer, and the financial institutions listed on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

         "Total Capitalization" means, on any date, the sum of (a) Total Debt and (b) the Net Worth on such date.

         "Total Debt" means, on any date, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis on such date.

         "Total Outstandings" means (i) as to all Lenders at any date of determination, the Outstanding Amount of all Loans, and (ii) as to any Lender at any date of determination, the Outstanding Amount of all Loans of such Lender or its Affiliates.

         "Type" means a Loan's character as a Base Rate Loan or a Eurodollar Rate Loan.

         "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

         "United States" and "U.S." mean the United States of America.

         "Wholly-Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class or other interests having ordinary voting power, and 100% of the capital stock of every other class or other interests, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries, or both.

         1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

         (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b)      (i)      The words "herein," "hereto," "hereof" and
"hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

                  (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

                  (iii) The term "including" is by way of example and not limitation.

                  (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

         (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

         (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

         1.03 ACCOUNTING TERMS. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

         (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

         1.04 ROUNDING. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

         1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

         1.06 TIMES OF DAY. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

                                  ARTICLE II.
                      THE COMMITMENTS AND CREDIT EXTENSIONS

         2.01 COMMITTED LOANS. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans denominated in Dollars to the Company from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.01, prepay under Section 2.03, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

         2.02     BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS.

         (a) Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Company's irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 9:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and
(ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing, conversion or continuation of Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

         (b) Following receipt of a Committed Loan Notice for Committed Loans, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 11:00 a.m., on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company in like funds as received by the Administrative Agent either by (i) crediting the account of the Company on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company.

         (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

         (d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

         (e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time with respect to Committed Loans.

         2.03     PREPAYMENTS.

         (a) The Company may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 9:00 a.m., (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans and (ii) any prepayment of Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, it shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Pro Rata Shares.

         (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Company shall immediately prepay Loans in an aggregate amount equal to such excess.

         2.04 TERMINATION OR REDUCTION OF COMMITMENTS. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 9:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All facility and utilization fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

         2.05 REPAYMENT OF LOANS. Except as provided in Section 2.13, the Company shall repay to the Lenders on the Revolving Loan Maturity Date the aggregate principal amount of its Committed Loans outstanding on such date.

         2.06     INTEREST.

         (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; provided that any Term Loans shall bear interest on the outstanding principal amount thereof from the Revolving Loan Maturity Date at a rate per annum equal to (A) the rate provided in the immediately preceding subclause (i) or (ii), as the case may be, plus (B) the Applicable Term Loan Margin.

         (b) If any amount payable by the Company under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Company shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

         (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

         2.07     FEES.

         (a) Facility Fee. The Company shall pay to the Administrative' Agent for the account of each Lender in accordance with its Pro Rata Share, a facility fee on the later of the fifth Business Day following the end of each calendar quarter or the fifth Business Day after the Company has received from the Administrative Agent a notice setting forth the amount of such fee, which shall be equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans), regardless of usage. The facility fee shall accrue at all times from the Closing Date to the Revolving Loan Maturity Date or, if the Term Loans are made, the Term Loan Maturity Date (and thereafter so long as any Committed Loans remain outstanding), including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears on each date specified above following the end of each calendar quarter, commencing with the first such date to occur after the Closing Date, through the Applicable Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

         (b) Utilization Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a utilization fee of .15% per annum times the Total Outstandings on each day that either (i) the sum of (A) the Total Outstandings existing on such date and (B) the Total Outstandings (as such term is defined in the Three-Year Credit Facility) on such day, exceeds 30% of the sum of (X) the Aggregate Commitments (as defined herein) existing on such day and (Y) the Aggregate Commitments (as such term is defined in the Three-Year Credit Facility) existing on such day, or
(ii) any Term Loans are outstanding. The utilization fee shall be due and payable quarterly in arrears on the fifth Business Day following the end of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Applicable Maturity Date. The utilization fee shall be calculated quarterly in arrears. The utilization fee shall accrue at all times as set forth in this Section 2.07(b), including at any time during which one or more of the conditions in Article IV are not met.

         (c) Other Fees. (i) The Company shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

                  (ii) The Company shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

         2.08 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

         2.09 EVIDENCE OF DEBT. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Company shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

         2.10     PAYMENTS GENERALLY.

         (a) All payments to be made by the Company shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company hereunder shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's Office in Dollars not later than 12:00 noon on the date specified herein in immediately available funds. The Administrative

Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after the applicable time specified in this Section 2.10(a) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

         (b) If any payment to be made by the Company shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

         (c) Unless the Company or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Company or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

                  (i) if the Company failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment, if any, that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

                  (ii) subject to the provisions of Section 2.01(b), if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Company to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Company, and the Company shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Company may have against any Lender as a result of any default by such Lender hereunder.

         A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

         (d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Company by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

         (e) The obligations of the Lenders hereunder to make Committed Loans are several and not joint. The failure of any Lender to make any Committed Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan.

         (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.11 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Committed Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

         2.12     INCREASE IN COMMITMENTS.

         (a) Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, request an increase in the Aggregate Commitments (as such term is defined in this Agreement) and the Aggregate Commitments (as such term is defined in the Three-Year Credit Facility) collectively by an aggregate amount (for all such requests) not exceeding $400,000,000; provided, however, that any such increase in the Commitments shall (i) prior to the Revolving Loan Maturity Date, be allocated between the Commitments (as such term is defined in the Three-Year Credit Facility) and the Commitments (as such term is defined in this Agreement) on a pro rata basis such that the proportions of each such type of Commitment as a portion of the total Commitments are equal; and (ii) on or after the Revolving Loan Maturity Date, be allocated entirely to the Commitments (as such term is defined in the Three-Year Credit Facility). At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Company and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Company may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel. Notwithstanding the foregoing provisions of this Section 2.12(a), during the first 90 days following the Closing Date, the Company may invite Eligible Assignees to become Lenders under this Agreement in connection with a requested increase without first providing any Lender with the opportunity to increase its Commitment as provided above.

         (b) If the Aggregate Commitments are increased in accordance with this Section 2.12, the Administrative Agent and the Company shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of the Company dated as of the Increase Effective Date signed by a Responsible Officer of the Company (i) certifying and attaching the resolutions adopted by the Company approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that, for purposes of this Section 2.12, (1) the representation and warranty contained in Section 5.08(a) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and
(b), respectively, and (2) the reference to the Closing Date in Section 5.05(b) and Section 5.08(b) shall be deemed to refer to the Increase Effective Date and
(B) no Default exists. The Company shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section 2.12.

         (c)      In the event of an increase in Commitments pursuant to this
Section 2.12, the provisions of this Section 2.12 shall govern any conflicts with provisions in Sections 2.11 or 10.01.

         2.13     CONVERSION OF LOANS TO TERM LOANS.

         (a) Each Lender severally agrees on the terms and conditions set forth in this Agreement to advance to the Company (upon request of the Company pursuant to this Agreement) on the Revolving Loan Maturity Date an amount up to the sum of (i) the outstanding principal amount of the Committed Loans made by such Lender pursuant to Section 2.01 and outstanding as of the opening of business on the Revolving Loan Maturity Date plus (ii) the amount available to be borrowed from such Lender pursuant to this Agreement as of the opening of business on the Revolving Loan Maturity Date. The aggregate of such advances is collectively called the "Term Loans" and shall be made by each Lender in accordance with its Pro Rata Share. The Term Loans will mature and are due and payable on the Term Loan Maturity Date. Amounts borrowed under this Section 2.13 and subsequently repaid or prepaid may not be reborrowed.

         (b) The Term Loans shall be made upon the irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) of the Company in the form of a Committed Loan Notice (which notice must be received by the Administrative Agent not later than 12:00 noon not less than three Business Days prior to the Revolving Loan Maturity Date) and upon satisfaction of the conditions set forth in Section 4.02, specifying: (A) the amount of the Term Loans which shall be in a principal amount not more than the sum of (i) the aggregate principal amount of the Committed Loans which will be outstanding as of the opening of business on the Revolving Loan Maturity Date, plus (ii) the amount available to be borrowed from the Lenders pursuant to this Agreement as of the opening of business on the Revolving Loan Maturity Date; (B) whether the Term Loans shall be comprised of Base Rate Loans or Eurodollar Rate Loans; and (C) the Interest Period applicable to any Eurodollar Rate Loans included in such notice.

         (c) The proceeds of the Term Loans will first be used to pay the principal amount of the Revolving Loans made pursuant to Section 2.01 which are outstanding at the time the Term Loans are made and then in accordance with Sections 6.10 and 7.03. The Company shall not be required to pay any additional amounts in compensation pursuant to Section 3.05(a) solely as a result of the repayment of Revolving Loans that are Eurodollar Rate Loans with proceeds of the Term Loans in accordance with the foregoing sentence.

         (d) Upon conversion of the Revolving Loans to Term Loans, each Lender's obligation to make Revolving Loans to the Company hereunder shall terminate.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01     TAXES.

         (a) Any and all payments by the Company to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, taxable income or similar measure and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office or carries on business through a permanent establishment (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Company shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

         (b) In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

         (c) If the Company shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Company shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

         (d) The Company agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section

3.01(d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

         (e) If any Lender or the Administrative Agent, as applicable, receives a refund (whether by way of a direct payment or by offset) of any Taxes or Other Taxes paid by the Company under this Section 3.01 which, in the reasonable good faith judgment of such Lender or the Administrative Agent, as the case may be, is allocable to such payment, the amount of such refund (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be) shall be paid to the Company if (i) payment of the Taxes or Other Taxes being refunded has been made in full as and when required pursuant to this Section 3.01 and (ii) the Company agrees in writing to repay the amount of such refund, together with interest thereon, to the applicable Lender or the Administrative Agent, as the case may be, in the event such Lender or the Administrative Agent is required to repay such refund to the Governmental Authority that imposed the Tax or Other Tax being refunded.

         3.02     ILLEGALITY.

         (a) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Company shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Company shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

         (b) Upon any Lender's giving notice and suspending its obligations relating to Eurodollar Rate Loans in accordance with Section 3.02(a), the Company may replace such Lender in accordance with Section 10.16.

         3.03 INABILITY TO DETERMINE RATES. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

         3.04     INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

         (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender's compliance therewith, in either case after the Closing Date, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern),
(ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction; provided that no Lender shall be entitled to receive additional amounts with respect to any period prior to six months prior to making such demand.

         (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in either case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Company shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that no Lender shall be entitled to receive additional amounts with respect to any period prior to six months prior to making such demand.

         3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

         (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

         (b) any failure by the Company (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Company; or

         (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Company to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

         3.06     MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

         (a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

         (b)      Upon any Lender's making a claim for compensation under
Section 3.04 or if the Company is required to pay amounts to any Lender under
Section 3.01 as a result of any Taxes or Other Taxes, in each case the Company may replace such Lender in accordance with Section 10.16.

         3.07 SURVIVAL. All of the Company's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

                                  ARTICLE IV.
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

         4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

         (a) The Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Company, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

                  (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent each Lender and the Company;

                  (ii) if requested by any Lender at least two Business Days before the Closing Date, a Note executed by the Company in favor of each Lender so requesting a Note;

                  (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers or the corporate secretary or assistant secretary of the Company as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Company is a party;

                  (iv)     each of the following documents:

                           (1) the articles or certificate of incorporation and the bylaws of the Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                           (2) a good standing and tax good standing certificate for the Company from the applicable Secretary of State (or similar, applicable Governmental Authority) of the States of Delaware and California dated as of a recent date;

                  (v) a favorable opinion, addressed to the Administrative Agent and the Lenders, of Ivan D. Meyerson, Senior Vice President and General Counsel of the Company, as to the matters set forth in Exhibit C and such other matters as the Administrative Agent may reasonably request;

                  (vi)     a certificate signed by a Responsible Officer of the
         Company:

                           (1)      certifying that:

                                    (a)      the representations and warranties
                  contained in Article V and the other Loan Documents are true and correct on and as of such date, as though made on and as of such date;

                                    (b)      no Default or Event of Default
                  exists or would result from the initial Borrowing;

                                    (c)      there has occurred since March 31,
                  2002, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;

                           (2)      designating the Closing Date; and

                           (3)      indicating the Debt Ratings;

                  (vii) evidence that the Existing Credit Agreements have been or concurrently with the Closing Date are being terminated and any amounts outstanding thereunder have been paid in full; and

                  (viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

         (b) Any fees required by the Loan Documents to be paid to the Administrative Agent or any Lender on or before the Closing Date shall have been paid.

         (c) Unless waived by the Administrative Agent, the Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

         (d) The Closing Date shall have occurred on or before October 31, 2002.

         4.02 CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

         (a)      The representations and warranties of the Company contained in
Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.08(a) shall be deemed to refer to the most recent statements furnished pursuant Sections 6.01(a) and (b), respectively.

         (b) No Default shall exist, or would result from such proposed Credit Extension.

         (c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

         Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants to the Administrative Agent and each Lender that:

         5.01     CORPORATE EXISTENCE AND POWER. The Company and each of its
Subsidiaries:

         (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;

         (b) has the power and authority and all required governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

         (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

         (d)      is in compliance with all Requirements of Law;

except, (i) with respect to Subsidiaries of the Company other than Material Subsidiaries, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (ii) with respect to the Company and its Material Subsidiaries (A) in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect and (B) in each case referred to in clause (d), the Disclosed Matters.

         5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, and any Borrowing as of the date of such Borrowing have been duly authorized by all necessary corporate action, and do not and will not:

         (a)      contravene the terms of the Company's Organization Documents;

         (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

         (c)      violate any Requirement of Law.

         5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of the Agreement or any other Loan Document.

         5.04 BINDING EFFECT. This Agreement and each other Loan Document to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

         5.05     LITIGATION.

         Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, each as filed with the SEC (including but not limited to the Disclosed Matters), there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:

         (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

         (b) if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect as of the Closing Date. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

         5.06 NO DEFAULT. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect as of the Closing Date, or that would, if such default had occurred after the Closing Date, create an Event of Default under Section 8.01(e).

         5.07 USE OF PROCEEDS; MARGIN REGULATIONS. The proceeds of the Loans are to be used solely for the purposes set forth in Section 6.10. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

         5.08     FINANCIAL CONDITION.

         (a) The (i) Audited Financial Statements and (ii) unaudited consolidated financial statements of the Company and its Subsidiaries dated June 30, 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for the three months ended on that date:

                  (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject in the case of the unaudited statements to ordinary, good faith year end audit adjustments;

                  (B) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

                  (C) show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof required to be shown in accordance with GAAP.

         (b) As of the Closing Date, since March 31, 2002, there has been no Material Adverse Effect.

         5.09 REGULATED ENTITIES. None of the Company, any Person controlling the Company, or any Subsidiary, is an "investment company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal, state or other statute or regulation limiting its ability to incur Indebtedness.

         5.10 NO BURDENSOME RESTRICTIONS. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

         5.11 SUBSIDIARIES AND CERTAIN LIENS AS OF THE CLOSING DATE. As of the Closing Date, the Company has no Subsidiaries other than those listed in part (a) of Schedule 5.11 hereto. As of the Closing Date, part (b) of Schedule
5.11 describes all outstanding Indebtedness of the Company and its Subsidiaries for borrowed money in excess of $25,000,000 that is secured by a Lien existing on property of the Company or any of its Subsidiaries.

         5.12 DISCLOSED MATTERS. As of the Closing Date, based on information available to the Company on the Closing Date, it is unlikely that, prior to the Term Loan Maturity Date, any actions, suits, proceedings or governmental investigations, pending or threatened, comprising or resulting from the Disclosed Matters would materially and adversely affect the ability of the Company to perform its obligations under any Loan Document.

                                  ARTICLE VI.
                             AFFIRMATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 10.05 that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

         6.01 FINANCIAL STATEMENTS. The Company shall deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

         (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or another nationally-recognized independent certified public accountant, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit; and

         (b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, beginning with the fiscal quarter ending September 30, 2002, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Company's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders' equity and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(b), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a) and (b) at the times specified therein.

         6.02 CERTIFICATES; OTHER INFORMATION. The Company shall deliver to the Administrative Agent:

         (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;

         (b) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

         (c) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

         Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company's website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon request of the Administrative Agent or any Lender, the Company shall deliver to such Person paper copies of such documents and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

         6.03 NOTICES. The Company shall promptly notify the Administrative Agent and each Lender:

         (a)      of the occurrence of any Default;

         (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

         (c) promptly upon any Responsible Officer of the Company obtaining knowledge thereof of (i) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries (collectively "Proceedings") not previously disclosed in writing by the Company to the Lenders or (ii) any material development in any Proceeding that, in the case of clause (i) or (ii) above, (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, together with such other information as may be reasonably available to Company that the Administrative Agent requests to enable the Administrative Agent and the Lenders to evaluate such matters.

         (d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

         (e) of any announcement by Moody's or S&P of any change or possible change in a Debt Rating; and

         (f) of (i) the occurrence of any ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any of its Subsidiaries in an aggregate amount in excess of $15,000,000 during the term of this Agreement, or
(ii) the existence of an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 3% of Net Worth.

         Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

         6.04 PRESERVATION OF EXISTENCE, ETC. The Company shall, and shall cause each of its Material Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by
Section 7.02 and (b) take all reasonable action to maintain all governmental rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in connection with transactions permitted by
Section 7.02 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

         6.05 MAINTENANCE OF INSURANCE. The Company shall, and shall cause each of its Material Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance (including self-insurance) with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as the Company reasonably deems prudent from time to time.

         6.06 PAYMENT OF TAXES. The Company shall, and shall cause each of its Material Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets (other than obligations that a Responsible Officer is not aware of or are of a nominal amount), unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary.

         6.07 COMPLIANCE WITH LAWS. The Company shall, and shall cause each of its Material Subsidiaries to, comply in all material respects with the Requirements of Law applicable to it or to its business, except in such instances in which (a) a Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

         6.08 BOOKS AND RECORDS. The Company shall, and shall cause each of its Material Subsidiaries to, maintain in all material respects proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary, as the case may be.

         6.09 INSPECTION RIGHTS. The Company shall, and shall cause each of its Material Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the reasonable expense of the Company at any time during normal business hours and without advance notice.

         6.10 USE OF PROCEEDS. The Company shall use the proceeds of the Credit Extensions for general corporate purposes (including the refinancing of existing indebtedness, acquisitions and commercial paper back-up) not in contravention of any Law or of any Loan Document.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

         So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than Obligations under Section 10.05 that remain contingent after termination of the Commitments and payment of all other Obligations) hereunder shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing:

         7.01 LIENS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

         (a) any Lien existing on property of the Company or any Subsidiary on the Closing Date securing Indebtedness outstanding on such date;

         (b)      any Lien created under any Loan Document;

         (c) Liens for taxes, fees, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

         (d) carriers', warehousemen's, mechanics', materialmen's, landlords', repairmen's or other like Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty;

         (e) pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

         (f) Liens on the property of the Company or any Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

         (g) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

         (h) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

         (i) Any other Liens (other than any Lien imposed by ERISA or any Lien for taxes, fees, assessments or other governmental charges that is not expressly permitted under Section 7.01(c));

provided that the aggregate amount of all Permitted Liens shall not exceed at any time 25% of Net Worth.

         7.02 CONSOLIDATIONS AND MERGERS. The Company shall not, and shall not suffer or permit any of its Material Subsidiaries to, directly or indirectly, liquidate, dissolve, merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

         (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries, provided that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation;

         (b) McKesson Canada Corporation or any Subsidiary of McKesson Canada Corporation may amalgamate with McKesson Canada Corporation or with any one or more of the Company's Subsidiaries and any of the Company's Subsidiaries may amalgamate with any one or more of the Company's Subsidiaries;

         (c) any Subsidiary may sell, transfer or exchange all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another Wholly-Owned Subsidiary; and

         (d) the Company may merge with another Person provided that the Company shall be the continuing or surviving corporation and no Default or Event of Default is in effect immediately prior to or on the date of or would result from such merger.

         7.03 USE OF PROCEEDS. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any Credit Extension, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities Exchange Act of 1934.

         7.04 MAXIMUM DEBT TO CAPITALIZATION RATIO. The Company shall not permit the ratio of Total Debt to Total Capitalization as at the last day of any calendar month to exceed 0.565 to 1.00.

         7.05 SWAP CONTRACTS. The Company shall, and shall cause each of its Subsidiaries to, enter into Swap Contracts only in the ordinary course of business and not for any purpose other than for hedging an underlying agreement.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

         8.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of Default:

         (a) Non-Payment. The Company fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, or any facility, utilization or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

         (b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.04(a) or Article VII; or

         (c) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b)) contained in any Loan Document on its part to be performed or observed and such failure continues for 20 days after the earlier of (i) in the case of any provision in
Article VI, the date upon which a Responsible Officer knew of such failure or
(ii) the date upon which written notice thereof is given to the Company by the Administrative Agent or any Lenders; or

         (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

         (e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or (B) fails to observe or perform any other agreement or condition relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $25,000,000; or

         (f) Insolvency; Voluntary Proceedings. The Company or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

         (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) the Company or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

         (h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company or any of its Subsidiaries in an aggregate amount in excess of $25,000,000 during the term of this Agreement, or (ii) there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds 5% of Net Worth.

         8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

         (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, except in the case of Section 8.01(g)(i), in which case upon the expiration of the 60-day period mentioned therein if the curative action mentioned in such clause is not taken, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

         8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in Section 8.02 (or after the Loans and other Obligations have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

         First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

         Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

         Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

         Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

         Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

                                  ARTICLE IX.
                              ADMINISTRATIVE AGENT

         9.01 APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         9.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

         9.03 LIABILITY OF ADMINISTRATIVE AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Company or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any Affiliate thereof.

         9.04     RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

         (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

         9.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Default and stating that such notice is a "notice of default." The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

         9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company or any of its Affiliates which may come into the possession of any Agent-Related Person.

         9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

         9.08 ADMINISTRATIVE AGENT IN ITS INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or one of its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though Bank of America were not the Administrative Agent hereunder, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

         9.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Company at all times other than during the existence of an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After the retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and
10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following the retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

         9.10 ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

         (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

         (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

         Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

         9.11 OTHER AGENTS; ARRANGERS AND MANAGERS. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "documentation agent," "co-agent," "book manager," "lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X.
                                  MISCELLANEOUS

         10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Lenders and the Company, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

         (a) waive any condition set forth in Section 4.01(a) (other than any condition pursuant to Section 4.01(a)(viii)) without the written consent of each Lender;

         (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) except as permitted by
Section 2.12 without the written consent of such Lender;

         (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

         (d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required

Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Company to pay interest at the Default Rate;

         (e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

         (f) change any provision of this Section 10.01 or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

         10.02    NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

         (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to Section 10.02(c)) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

                  (i) if to the Company or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

                  (ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered;

provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

         (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on the Company, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

         (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.02, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

         (d) Reliance by the Administrative Agent and Lenders. The Administrative Agent and each Lender shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Company which the Administrative Agent or such Lender, as the case may be, believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

         10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

         10.04 ATTORNEY COSTS, EXPENSES AND TAXES. The Company agrees (a) to pay or reimburse the Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Administrative Agent and each

Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief
Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable within 20 Business Days after demand therefor. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

         10.05 INDEMNIFICATION BY THE COMPANY. Whether or not the transactions contemplated hereby are consummated, the Company shall jointly and severally indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements which (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) result from claims by a Borrower against such Indemnitee that are successful on the merits as determined by a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this
Section 10.05 shall be payable within 20 Business Days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

         10.06 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

         10.07    SUCCESSORS AND ASSIGNS.

         (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Company may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Sections 10.07(f) and (i), or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

         (b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section

10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

         (c) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

         (d) Any Lender may at any time, without the consent of, or notice to, the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company's Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) unless a Default or Event of Default has occurred and is continuing, the Company shall have approved the sale of participations to such Person (such approval not to be unreasonably withheld or delayed); (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iv) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(e), the Company agree that each Participant shall be entitled to the benefits of Sections 3.01,
3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to
Section 2.11 as though it were a Lender.

         (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 10.15 as though it were a Lender.

         (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

         (g) As used herein, the following terms have the following meanings:

                  "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless a Default or an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Company or any of its Affiliates or Subsidiaries.

         (h) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an "SPC") the option to provide all or any part of any Committed Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Committed Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Committed Loan, the Granting Lender shall be obligated to make such Committed Loan pursuant to the terms hereof; provided further that no such grant to an SPC shall impose Taxes or Other Taxes on the Company. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Company under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Committed Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Committed Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United

States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Committed Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Committed Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

         (i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this
Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise. For purposes of this Section 10.07(i), "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         10.08 CONFIDENTIALITY. Each of the Administrative Agent and the Lenders agree to maintain, and to cause its Affiliates (including any Agent-Related Persons) to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority having jurisdiction over such Person; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to the extent reasonably required, in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Company under the Loan Documents; (g) with the consent of the Company; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company; provided, however, that to the extent permitted by applicable law or regulation, each of the Administrative Agent and the Lenders agree to notify the Company prior to (if reasonably practicable) or concurrently with its disclosure of such information to any third party pursuant to clauses
(c) and (f). In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and public information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, "Information" means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

         10.09 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

         10.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

         10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

         10.14 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         10.15 TAX FORMS. (a) (i) Each Lender that is not a "United States person" within the meaning of Section 7701(a)(30) of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Company pursuant to this Agreement) or such other evidence satisfactory to the Company and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

         (ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

         (iii) The Company shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section
3.01 in the event that, as a result of any subsequent change in any applicable law, treaty or governmental rule, regulation or order, or any subsequent change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

         (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Company is not required to pay additional amounts under this Section 10.15(a).

         (b) Upon the request of the Administrative Agent, each Lender that is a "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

         (c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 10.15, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section 10.15 shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

         10.16 REPLACEMENT OF LENDERS. Under any circumstances set forth herein providing that the Company shall have the right to replace a Lender as a party to this Agreement, or if the Administrative Agent and the Company have mutually determined that a Lender is a Defaulting Lender, in either case the Company may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Company in such instance) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender pursuant to Section 3.06(b), it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to
Section 3.01 or 3.04. The Company shall (i) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05), and (ii) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender's Commitment and outstanding Loans.

         10.17    GOVERNING LAW.

         (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, the LAW OF THE STATE OF CALIFORNIA applicable to agreements made and to be performed entirely within such State; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY, THE ADMINISTRATIVE Agent AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE COMPANY, THE ADMINISTRATIVE Agent AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE COMPANY, THE ADMINISTRATIVE Agent AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER

PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH
STATE.

         10.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.18 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                         MCKESSON CORPORATION

                         By: /s/ William R. Graber
                             ---------------------------------------------------

                         Name:   William R. Graber

                         Title: Sr. Vice President & Chief Financial Officer

                         and

                         By: /s/ Nicholas A. Loiacono
                             ---------------------------------------------------

                         Name:   Nicholas A. Loiacono

                         Title: Vice President and Treasurer

                         BANK OF AMERICA, N.A., as
                         Administrative Agent

                         By: /s/ Kevin Ahart
                             ---------------------------------------------------

                         Name:   Kevin Ahart

                         Title:  Agency Management Officer

                         BANK OF AMERICA, N.A., as a Lender

                         By: /s/ Richard L. Nichols Jr.
                             ---------------------------------------------------

                         Name:   Richard L. Nichols Jr.

                         Title:  Managing Director

                         JPMORGAN CHASE BANK, as
                         a Lender

                         By: /s/ William Rindfuss
                             ---------------------------------------------------

                         Name:   William Rindfuss

                         Title:  Vice President

                         WACHOVIA BANK, NATIONAL
                         ASSOCIATION, as
                         a Lender

                         By: /s/ Jeanette A. Griffin
                             ---------------------------------------------------

                         Name:   Jeanette A. Griffin

                         Title:  Vice President

                         BANK ONE, NA, as a Lender

                         By: /s/ Kandis A. Jaffrey
                             ---------------------------------------------------

                         Name:   Kandis A. Jaffrey

                         Title:  Director

                         US BANK NATIONAL ASSOCIATION, as
                         a Lender

                         By: /s/ Douglas A. Rich
                             ---------------------------------------------------

                         Name:   Douglas A. Rich

                         Title:  Vice President

                         TORONTO DOMINION (TEXAS), INC., as
                         a Lender

                         By: /s/ Jano Nixon
                             ---------------------------------------------------

                         Name:   Jano Nixon

                         Title:  Vice President

                         THE BANK OF NOVA SCOTIA, as
                         a Lender

                         By: /s/ Jon Burckin
                             ---------------------------------------------------

                         Name:   Jon Burckin

                         Title:  Managing Director

                         LEHMAN BROTHERS BANK, FSB, as
                         a Lender

                         By: /s/ Gary T. Taylor
                             ---------------------------------------------------

                         Name:   Gary T. Taylor

                         Title:  Vice President

                         WELLS FARGO BANK, NA, as a Lender

                         By: /s/ Lauren Downum
                             ---------------------------------------------------

                         Name:   Lauren Downum

                         Title:  Vice President

                         THE BANK OF NEW YORK, as
                         a Lender

                         By: /s/ Rebecca K. Levine
                             ---------------------------------------------------

                         Name:   Rebecca K. Levine

                         Title:  Vice President

                         SUNTRUST BANK, as a Lender

                         By: /s/ William D. Priester
                             ---------------------------------------------------

                         Name:   William D. Priester

                         Title:  Vice President

                         FIFTH THIRD BANK, as
                         a Lender

                         By: /s/ Jeff Assenmacher
                             ---------------------------------------------------

                         Name:    Jeff Assenmacher

                         Title:   Large Corporate Officer

                                                                   SCHEDULE 2.01

                         COMMITMENTS AND PRO RATA SHARES

             LENDER                     TOTAL COMMITMENT       TOTAL PRO RATA SHARE
-----------------------------------------------------------------------------------
Bank of America, N.A.                   $ 105,000,000.00           19.090909091%

JPMorgan Chase Bank                     $ 100,000,000.00           18.181818182%

Wachovia Bank, National Association     $  87,500,000.00           15.909090909%

Bank One, NA                            $  62,500,000.00           11.363636364%

US Bank National Association            $  37,500,000.00            6.818181818%

Toronto Dominion (Texas), Inc.          $  37,500,000.00            6.818181818%

The Bank of Nova Scotia                 $  37,500,000.00            6.818181818%

Lehman Brothers Bank, FSB               $  25,000,000.00            4.545454545%

Wells Fargo Bank, NA                    $  20,000,000.00            3.636363636%

The Bank of New York                    $  12,500,000.00            2.272727273%

SunTrust Bank                           $  12,500,000.00            2.272727273%

Fifth Third Bank                        $  12,500,000.00            2.272727273%

TOTALS:                                 $ 550,000,000.00          100.000000000%

                                                                   SCHEDULE 5.11

                                  SUBSIDIARIES
                        AND INDEBTEDNESS SECURED BY LIENS

Part (a).         Subsidiaries.

1258741 Ontario Inc.
3068312 Nova Scotia ULC
646543 B.C. Ltd
650032 B.C. Ltd.

Access Health UK Ltd.
A.L.I. Holdings LLC
A.L.I. Imaging Systems Corp.
A.L.I. Technologies (Deutschland) GmbH
A.L.I. Technologies (Europe) B.V.
A.L.I. Technologies (International) LLC
A.L.I. Technologies Inc.

Beldere Corporation

California Golden State Finance Company
CGSF Funding Corporation
CPG Industries, Inc.
Crocker Plaza Company

Data-Med Computer Services Ltd.
DC Land Company
DCAZ Land Company

Foremost Homes Hawaii, Ltd.
Foremost Iran Corporation
Foremost Shir, Inc.
Foremost Tehran, Inc.

Golden State Insurance Company Limited
Good Neighbour Pharmacy Ltd.
Goodman Manufacturing Company

HBO & Company (ST&SW) Ltd.
HBO & Company (VI), Inc.
HBOC Medical Ltd.
Health Mart Systems, Inc.
HF Land Company

J. Knipper and Company, Inc. *

KWS & P, Inc.
KWS & P / SFA, Inc.

* Sale pending

MCK Acquisition Corp.
McKesson (Cayman Islands) Inc.
McKesson Asia-Pacific PTY Limited
McKesson Automation Canada Inc.
McKesson Automation Inc.
McKesson Automation Systems Inc.
McKesson BioServices Corporation
McKesson Canada Alberta Limited
McKesson Canada Corporation
McKesson Canada Health Care Partners Ltd.
McKesson Canada Inc.
McKesson Canada Limited
McKesson Capital Corp.
McKesson Development Corp.
McKesson Finance Company of Canada
McKesson Financial Holdings Limited
McKesson Health Solutions Arizona Inc.
McKesson Health Solutions Canada Inc.
McKesson Health Solutions Holdings Inc.
McKesson Health Solutions LLC
McKesson Health Solutions Puerto Rico Inc.
McKesson Health Solutions Texas Inc.
McKesson Information Solutions Canada Ltd.
McKesson Information Solutions Capital S.a.r.l.
McKesson Information Solutions Finance S.a.r.l.
McKesson Information Solutions France SA
McKesson Information Solutions (Gibraltar) Ltd.
McKesson Information Solutions Holdings France S.a.r.l.
McKesson Information Solutions Holdings Limited
McKesson Information Solutions Holdings S.a.r.l.
McKesson Information Solutions Inc.
McKesson Information Solutions International S.a.r.l.
McKesson Information Solutions Ireland Limited
McKesson Information Solutions (Netherlands) B.V.
McKesson Information Solutions UK Limited
McKesson International Capital S.a.r.l.
McKesson (International) (Gibraltar) Limited
McKesson International Finance S.a.r.l.
McKesson International Holdings II S.a.r.l.
McKesson International Holdings III S.a.r.l.
McKesson International Holdings Limited
McKesson International Holdings S.a.r.l.
McKesson International Holdings SRL
McKesson International S.a.r.l.
McKesson International SRL
McKesson International Ireland Limited
McKesson International LLC
McKesson International Nova Scotia ULC
McKesson Medical-Surgical FDT Inc.
McKesson Medical-Surgical Holdings Inc.
McKesson Medical-Surgical Inc.
McKesson Medical-Surgical Iowa Inc.
McKesson Medical-Surgical Iowa Supply Inc.
McKesson Medical-Surgical Maine Inc.
McKesson Medical-Surgical MediMart Inc.
McKesson Medical-Surgical MediNet Inc.

McKesson Medical-Surgical Minnesota Inc.
McKesson Medical-Surgical Minnesota Supply Inc.
McKesson Medical-Surgical TBC Inc.
McKesson Medication Management Holdings Inc.
McKesson Medication Management LLC
McKesson Medication Management Puerto Rico Inc.
McKesson New Zealand Limited
McKesson Property Company, Inc.
McKesson Services Inc.
McKesson Specialty Corporation
McKesson Specialty Pharmaceuticals LLC
McKesson Trading Company
McKesson Transportation Systems, Inc.
McKessonHBOC (Gibraltar) Limited
Medical Imaging SRL

Penn-Chem Corporation
Pharmaceutical Support Services, Inc.
Purchasing Alliance for Clinical Therapeutics, LLC

Roth Medical Services, Inc.

VPI Gezondheidszorg B.V.

Zee Medical Canada, Inc.
Zee Medical, Inc.

Part (b).         Indebtedness in Excess of $25,000,000 Secured by Liens.

                  As of August 31, 2002, the Company and its Subsidiaries had an outstanding debt of approximately $16,186,500 for borrowed money with respect to the Company's headquarters building at One Post Street in San Francisco, California (the "Building"). This constitutes 50% of the total amount outstanding (approximately $32,373,000) under the mortgage on the Building. The Company's wholly owned subsidiary, Crocker Plaza Company, owns an undivided 50% interest in the property that is subject to the mortgage and, under the terms of the mortgage documents, is liable for 50% of the mortgage debt. However, the related Lien (securing the obligations of both Crocker Plaza Company and the co-owner) attaches to the entire property and, as a result, the total amount outstanding under the mortgage is "Indebtedness" of the Company and its Subsidiaries pursuant to clause (h) of the definition of that term in this Agreement, notwithstanding that neither the Company nor its Subsidiary is obligated to pay the 50% portion of the mortgage debt that is owed by the property's co-owner.

                                                                  SCHEDULE 10.02

                         ADMINISTRATIVE AGENT'S OFFICE,
                         CERTAIN ADDRESSES FOR NOTICES

COMPANY:

McKesson Corporation
One Post Street
San Francisco, CA 94104-5296 U.S.A.
Attention: Nicholas A. Loiacono, Vice President and Treasurer
Telephone: (415) 983-9339
Facsimile: (415) 983-8826
Electronic mail: nicholas.loiacono@mckesson.com
Website address: www.mckesson.com

ADMINISTRATIVE AGENT:

Administrative Agent's Contact for Payments and Requests for Credit Extensions:
Bank of America, N.A.
101 N. Tryon Street
Mail Code: NC1-001-15-04
Charlotte, North Carolina 28255-0001
Attention: Wade Duncan
Telephone: (704) 388-2374
Facsimile: (704) 409-0619
Electronic Mail: wade.duncan@bankofamerica.com
Account No.: 1366212250600
Ref: McKesson Corp
ABA# 053000196

Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
1455 Market Street
Mail Code: CA5-701-05-19
San Francisco, CA 94103
Attention: Kevin Ahart
Telephone: (415) 436-2750
Facsimile: (415) 503-5000
Electronic Mail: kevin.ahart@bankofamerica.com

                                                                       EXHIBIT A

                          FORM OF COMMITTED LOAN NOTICE

                                                       Date: ___________, _____

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement, dated as of September 30, 2002 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

         The undersigned hereby requests (select one):

         [ ] A Borrowing of Revolving Loans         [ ] A conversion of Loans

         [ ] A continuation of Loans                [ ] Borrowing of Term Loans

         1.       On ___________________________________(a Business Day).

         2.       In the amount of $___________________.

         3. Comprised of [Eurodollar Rate Loans] [Base Rate Loans]. [Type of Committed Loan requested]

         4. For Eurodollar Rate Loans: with an Interest Period of________ months.

         [The Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Agreement.]

                                                     MCKESSON CORPORATION

                                                     By: _______________________

                                                     Name: _____________________

                                                     Title: ____________________

                                                                       EXHIBIT B

                                  FORM OF NOTE


                                                              __________________

         FOR VALUE RECEIVED, the undersigned (the "Company"), hereby promises to pay to _____________________ or registered assigns (the "Lender"), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Company under that certain Credit Agreement, dated as of September 30, 2002 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among the Company, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

         The Company promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

         This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

         The Company, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

         THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                                                     MCKESSON CORPORATION

                                                     By: _______________________

                                                     Name: _____________________

                                                     Title: ____________________

                     LOANS AND PAYMENTS WITH RESPECT THERETO

                                                                            AMOUNT OF
                                                                           PRINCIPAL OR         OUTSTANDING
                                                              END OF         INTEREST            PRINCIPAL
                          TYPE OF          AMOUNT OF         INTEREST        PAID THIS            BALANCE          NOTATION
       DATE              LOAN MADE         LOAN MADE          PERIOD           DATE              THIS DATE         MADE BY
------------------------------------------------------------------------------------------------------------------------------
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________
    __________          __________         __________        __________      __________          __________        __________

                                                                       EXHIBIT C

                                 OPINION MATTERS

         Consistent with opinions under the Existing Agreements, the matters contained in the following Sections of the Agreement should be covered by the legal opinion:

         -   Section 5.01(a) and (b)

         -   Section 5.02

         -   Section 5.03

         -   Section 5.04

         -   Section 5.05

         -   Section 5.07

         -   Section 5.09

                                                                       EXHIBIT D

                         FORM OF COMPLIANCE CERTIFICATE

                                              Financial Statement Date: _______,

To:      Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

         Reference is made to that certain Credit Agreement dated as of September 30, 2002 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among McKesson Corporation, a Delaware corporation (the "Company"), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

         The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the__________________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

      [Use following paragraph 1 for fiscal YEAR-END financial statements]

         1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

     [Use following paragraph 1 for fiscal QUARTER-END financial statements]

         1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

         2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

         3. A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

                                  [SELECT ONE:]

         [TO THE BEST KNOWLEDGE OF THE UNDERSIGNED DURING SUCH FISCAL PERIOD, THE COMPANY PERFORMED AND OBSERVED EACH COVENANT AND CONDITION OF THE LOAN DOCUMENTS APPLICABLE TO IT.]

                                     --OR--
         [THE FOLLOWING COVENANTS OR CONDITIONS HAVE NOT BEEN PERFORMED OR OBSERVED AND THE FOLLOWING IS A LIST OF EACH SUCH DEFAULT AND ITS NATURE AND STATUS:]

         4.       The representations and warranties of the Company contained in
Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except for purposes of this Compliance Certificate, the representations and warranties contained in Section 5.08(a) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) respectively, of Section 6.01 of the Agreement, including the statements in connection with which the Compliance Certificate is delivered.

         5.       The financial covenant analyses and information set forth on
Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________ , ____________.

                                                     MCKESSON CORPORATION

                                                     By: _______________________

                                                     Name: _____________________

                                                     Title: ____________________

                For the Quarter/Year ended ___________________("Statement Date")

                                   SCHEDULE 2
                          to the Compliance Certificate
                                  ($ in 000's)

                                  Section 7.04:

                              Maximum Total Debt to
                              Capitalization Ratio

         1.      Total Capitalization

                 (a)    Total Debt                                    $________

                 (b)    Capital stock and additional paid-in-capital  $________

                 (c)    Retained earnings (accumulated deficits)      $________

                 (d)    Sum of (a), (b) and (c):                      $________

         2.      Ratio of Total Debt (Item 1(a)) to
                 Total Capitalization (Item 1(d)):   _____:_____

         3.      Maximum Ratio Permitted under Section 7.04:          0.565:1.00

                                                                       EXHIBIT E

                            ASSIGNMENT AND ASSUMPTION

         This Assignment and Assumption (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

         For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.       Assignor:         ______________________________

2.       Assignee:         ______________________________ [and is an
                  Affiliate of [identify Lender]]

3.       Borrower:         McKesson Corporation

4.       Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.       Credit Agreement: The Credit Agreement, dated as of September 30, 2002, among McKesson Corporation, the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

6.       Assigned Interest:

    Aggregate
    Amount of                        Amount of                 Percentage
    Commitment                      Commitment                 Assigned of
 for all Lenders*                    Assigned*                Commitment(1)
---------------------------------------------------------------------------
$________________                $________________            ______________%
$________________                $________________            ______________%
$________________                $________________            ______________%

[7.      Trade Date:       __________________](2)

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

         The terms set forth in this Assignment and Assumption are hereby agreed to:

                                               ASSIGNOR
                                               [NAME OF ASSIGNOR]

                                               By: _____________________________
                                                   Title:

                                               ASSIGNEE
                                               [NAME OF ASSIGNEE]

                                               By: _____________________________
                                                   Title:

--------------
          * Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

         (1) Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.

         (2) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

Bank of America, N.A., as
  Administrative Agent

By: _________________________________
    Title:

Consented to:

McKesson Corporation

By: _________________________________
    Title:

                                            ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

                                CREDIT AGREEMENT
                         DATED AS OF SEPTEMBER 30, 2002
                                      AMONG
           MCKESSON CORPORATION, THE LENDERS PARTY THERETO AND BANK OF
                     AMERICA, N.A., AS ADMINISTRATIVE AGENT

                        STANDARD TERMS AND CONDITIONS FOR

                            ASSIGNMENT AND ASSUMPTION

                  1.       Representations and Warranties.

                  1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,
(ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

                  1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section
6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the

                                    Annex-1
obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

                  2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

                  3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of California.

                                    Annex-2